Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Fifth Third Bancorp on Form S-4 of our report dated February 4, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) incorporated by reference in the Annual Report on Form 10-K of Fifth Third Bancorp for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 15, 2004